March 29, 1996


Mr. Joe Norberg
21 Arnold Road
Wellesley, Massachusetts  02181

Dear Joe:

On behalf of AST Research, Inc., I am pleased to offer you the position of Senior Vice President of Finance and CFO. You will report to Ian Diery, President and CEO. Following your acceptance Ian will nominate you as an officer of the company to the Board of Directors.

The terms of this employment offer are:

*    BASE SALARY:  $350,000.00 annualized, paid on a bi-weekly basis.

* SIGN-ON BONUS: You will be receive a $150,000.00 sign-on bonus that will be paid immediately upon commencement of employment to compensate you for your lost bonus.

  AUTO ALLOWANCE:  $10,800.00 annually, paid bi-weekly.

  MANAGEMENT BONUS: You will be eligible for AST's Annual Management Bonus Program. This program provides for DISCRETIONARY bonuses paid to management after the close of each fiscal year. Any bonuses paid are at the DISCRETION of the Board of Directors of AST Research, Inc. The proposed annual target
  bonus for your position will be $150,000.00.   FY `96 target bonus of
  $150,000.00 not prorated, will be guaranteed.

  STOCK OPTION: Subject to the approval of the Board of Directors, a stock option will be granted to you for the purchase of 400,000 shares of the Company's common stock. This option will vest equally over four (4) years and will be priced at the fair market value at the date of the grant.

  QUARTERLY BONUS: Upon meeting the eligibility requirements, you will be eligible to participate in the DISCRETIONARY Employee Quarterly Bonus Plan. Any bonus percentage is based upon the performance of the Company and is at the DISCRETION of the Board of Directors of AST Research, Inc.

  PROFIT SHARING/401K: Effective the first day of the month following your first six (6) months of employment, you will be eligible to participate in AST's Profit Sharing Plus Plan. Any profit sharing contribution is based upon the financial performance of the Company and is at the DISCRETION of the Board of Directors of AST Research, Inc. In addition, you may choose to save from 1% to 12% of your base salary with pre-tax dollars. The Company will match a portion of your contributions.

  INSURANCE: You will receive Medical, Dental, Life Insurance coverage effective the first day of the month concurrent with or following your date of hire. AST Research, Inc. pays a portion of the premiums for yourself and any eligible dependents that you wish to cover under the plans. See below for additional officer benefits.

  RELOCATION: This offer also includes a relocation package which is itemized on the attached page.

  In consideration of this offer and the relocation assistance provided herein, you agree to reimburse AST Research, Inc. for such relocation benefits in the event that you voluntarily resign employment with AST within twelve (12) months of your hire date. In this event, you will be obligated to reimburse AST for the relocation benefits provided and thereby authorize AST to deduct such amounts from your salary checks, or other accrued compensation, including your final paycheck.

* TERMINATION: In place of our standard officer severance policy (see copy attached), we offer you a guarantee of two years severance compensation (base salary). Severance compensation applies if you are involuntarily separated from service other than for willful cause, with cause limited to fraud, misappropriation or embezzlement. Any options that would have vested during the severance period will be accelerated and vest at termination of service.

  You will also be given a change of control agreement (see copy attached) which will have a double trigger with the first trigger being pulled when any party acquires more than a 50% voting interest in the company and the second trigger being pulled when you are involuntarily terminated or your responsibilities, pay or benefits, etc., are negatively impacted. These agreements are mutually exclusive, however, in case of termination, whichever agreement would provide the greater benefit to you would control.

As a senior executive and officer of AST, there are a number of other benefits that will be forthcoming. The car allowance, mentioned above is set at the "officer" rate. In addition, you will be eligible for a $10,000.00 per year medical reimbursement plan that will cover deductibles and co-payments (but not bi-weekly deductions). You will be eligible for Tax Planning/Preparation reimbursement of up to $5,000.00 per year. As an officer, you may also participate in our Executive Health Program which covers an extensive physical checkup once per year. Lastly, if you choose optional employee paid LTD, AST will furnish at no cost to you additional officer coverage over the standard employee program up to a maximum of 66 2/3% of your base salary.

In accordance with the Immigration Reform & Control Act of 1986, you will be required to provide documentation which establish your identity and employment eligibility on your first day of employment.

It is AST's policy to maintain a drug free workplace. All employment offers are conditioned upon your consenting to and successfully passing a pre-employment drug screen.

Employment is on an at-will basis and can be terminated by you or the Company at any time, for any reason, with or without cause, with or without advance notice, subject to the severance protection provided above.

Also enclosed is a non-disclosure agreement that you will need to execute prior to your review of our books and records.

This letter constitutes the entire agreement between the parties, it supersedes any and all prior agreements or understandings, and it cannot be changed except in writing signed by both of the parties.

Please date, sign and return the original of this letter to provide written confirmation of your acceptance of our offer. Our offer is subject to the successful completion of reference checks, to be performed after agreement on the terms.

We are truly excited by the opportunity to turnaround the Company under Ian's leadership. We believe your background and experience can help us meet the current and future challenges.

We look forward to your joining AST Research, Inc.

Sincerely,

/s/  DENNIS R. LEIBEL
--------------------------------------
Dennis R. Leibel
Senior Vice President
Legal and Administration

DRL:dmh

CC:  Ian Diery- w/o attachments
     Linda Hall - w/attachments


By my signature below, I accept this offer on the terms stated above.

/s/ JOSEPH E. NORBERG                                 April 17, 1996
----------------------------                          ---------------
Signature                                             Date


                                   JOE NORBERG
                          RELOCATION ASSISTANCE PROGRAM
                                 MARCH 29, 1996

REAL ESTATE
* AST will provide you with a home equity loan of up to $200,000 to the extent you purchase a home in California for more than the net sales price of your current home. This loan will be interest free, secured by a mortgage on the new property and be repayable upon the earlier of your separation from service or sale of the property.
* AST will reimburse up to 2 points any fees required to acquire a mortgage on your new principle residence.
* AST will reimburse you for Realtor fees in selling your current residence up to 6% of the sales price.
* AST will reimburse you for standard closing costs (exclusive of real estate taxes and financing fees) with regard to the purchase of a new home and the sale of your current home.

MOVING EXPENSES

* AST will provide for shipment, packing, unpacking, and insurance of employee's personal property, including up to two (2) automobiles.

INTERIM LIVING

* AST will provide reasonable and customary temporary living expenses for you and your family for up to one year.

TRAVEL ALLOWANCE

* AST will reimburse you or your spouse for the following travel: Up to 5 round trips for residence finding.

TEMPORARY STORAGE

* AST will provide for short term storage (up to 90 days) if required.

MOVING INCIDENTALS (IF NOT COVERED ABOVE)

* You will receive a lump sum of $25,000 (after taxes) for miscellaneous relocation expenses.

NOTE: All items above require expense reports/receipts with the exception of moving expenses on AST designated carrier and moving incidentals.

In consideration of this offer and the relocation assistance provided herein, you agree to reimburse AST Research, Inc. for such relocation benefits in the event that you voluntarily resign employment with AST within twelve (12) months of your relocation date. In this event, you will be obligated to reimburse AST for the relocation benefits provided and thereby authorize AST to deduct such amounts from your salary checks, or other accrued compensation, including your final paycheck.

Please sign, date and return the original of this letter if the above terms are agreed to by you.

By my signature below I accept this offer on the terms stated above.


/s/ JOSEPH E. NORBERG                                 April 17, 1996
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Name                                                  Date